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                                                                    Exhibit 99.7

                               OFFER TO EXCHANGE
                 $100,000,000 10% SENIOR NOTES DUE MAY 15, 2008
                                      FOR
                 $100,000,000 10% SENIOR NOTES DUE MAY 15, 2008
            OF THE DERBY CYCLE CORPORATION AND LYON INVESTMENTS B.V.

To The Depository Trust Company Participants:

     We are enclosing herewith the materials listed below relating to the offer by The Derby Cycle Corporation and Lyon Investments B.V. and Lyon Investments B.V. (the "Issuers") to exchange their $100,000,000 10% Senior Notes due May 15, 2008 (the "Exchange Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of their issued and outstanding 100,000,000 10% Senior Notes due May 15, 2008 (the "Old Notes"), upon the terms and subject to the conditions set forth in the Issuers' Prospectus, dated August 11, 1998, and the related Letter of Transmittal (which together constitute the "Exchange Offer"). In connection with the Exchange Offer by the Issuers, Book-Entry Interests in the depositary interests in the Old Notes ("Old Book-Entry Interests") may be tendered to the Book-Entry Depositary in exchange for Book-Entry Interests in the depositary interests in the Exchange Notes ("New Book-Entry Interests") which are traded through the facilities of the Book-Entry Depositary ("Book-Entry Depositary" or the "Book-Entry Transfer Facility"). In such case, the Book-Entry Depositary has committed to exchange a like principal amount of New Book-Entry Interests for the Old Book-Entry Interests so tendered. References below to Exchange or Old Notes include Exchange or Old Book-Entry Interests.

     Enclosed herewith are copies of the following documents:

1.   Prospectus dated August 11, 1998;

2.   Letter of Transmittal;

3.   Notice of Guaranteed Delivery;

4. Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer (Annex A); and

5.   Instruction to Book-Entry Transfer Participant from Owner (Annex B).

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [________], 1999, UNLESS EXTENDED.

     The Offer is not conditioned upon any minimum number of Old Notes being tendered.

     To participate in the Exchange Offer, a beneficial holder must cause a look-Entry Transfer Facility Participant to tender such holder's Old Notes to IBJ Schroder Bank & Trust Company's (the "Exchange Agent") account maintained at the Book-Entry Transfer Facility for the benefit of the Exchange Agent through the procedures established by the Book-Entry Transfer Facility, which in the case of the Depository Trust Company ("DTC"), shall be DTC's Automated Tender Offer Program ("ATOP"), including transmission of a computer-generated message that acknowledges and agrees to be bound by the terms of the Letter of Transmittal. By complying with a Book-Entry Transfer Facility's procedures with respect to the Exchange Offer, the Participant confirms on behalf of itself and the beneficial owners of tendered Old Notes all provisions of the Letter of Transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the Letter of Transmittal to the Exchange Agent.

     Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Issuers that (i) the Exchange Notes acquired in the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the Holder of the Old Notes nor

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any such other person has an arrangement or Understanding with any person to participate in the distribution of such Exchange notes, (iii) if the holder is not a broker-dealer or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Old Notes, neither the Holder nor any such other person is engaged in or intends to participate in a distribution of the Exchange Notes ,and (iv) neither the holder nor any such other person is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act of 1933, as amended. If the tendering holder is a broker-dealer that will receive Exchange Notes for its own account pursuant to the Exchange Offer, you will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange notes, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The enclosed instruction to the Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

     The Issuers will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Issuers will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

     Additional copies of the enclosed material may be obtained from IBJ Schroder Bank & Trust Company, P.O. Box 84, Bowling Green Station, New York, New York, 10274-0084 Attn: Steven Giurlando.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE DERBY CYCLE CORPORATION OR LYON INVESTMENTS B.V. OR THE DEPOSITORY TRUST COMPANY OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

                                    Very truly yours,

                                    The Depository Trust Company, as Book-Entry
                                    Depositary

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